EXHIBIT 10.1

(English Translation)

Party A: Municipal Government of Hunchun City
Party B: Tianjin Singocean Gas Co. Ltd

1 .Exploration, Mining for the coal bed gas

1.1Responsibility for Party A:

1.1.1Party A agreed to transferring the exploration right of the coal bed gas in Hunchun basin with Compensation from Hunchun Land Development Co Ltd to Party B.

1.1.2 Party A ordered Hunchun Land Development Co Ltd to complete the transferring procedure of the exploration right for Party B. During the time Party B enjoys all right in the regulation of the exploration right and Party B may not transfer the exploration right to the third party without the consent of Party A, otherwise Party B would undertake all economic loss of Party A for it.

1.1.3 Party A should help Party B to complete the exploration work and all procedure of exploration, testing mining, mining license and coordinate the relations among the other parties for Party B.

1.1.4 Party A permits Party B to use other gas resource for gas supplying when quantity of the coal bed gas is not enough in mining process. The charging criterion according to the gas thermal value keeps as usual.

1.2 Responsibility for Party A:

1.2.1 Party B should transfer the charge for exploration right in Hunchun Basin to the bank account of Party A, and the charge for exploration to the bank account of Party B in Hunchun Branch, China Construction Bank as soon as possible. Party B should start exploration after 60 days signed this agreement.

1.2.2 Party B should explore and use the coal bed gas after Party B paid the charge.

1.2.3 Party B might not transfer and sell the exploration right. Otherwise Party A could bring back the exploration right from Party B. Party B would undertake all economic loss for it.

2. Gas Supply Project by Urban Pipe Gas

2.1 Responsibility for Party A:

2.1.1 Party A permits Party B to invest and construct the gas supply project by urban pipe gas in Hunchun. The project has been designed for 50,000 users. It is estimated that the total invest amount is about 166.81 million RMB. Party B would establish a foreign owned enterprise in Hunchun city, namely Hunchun Singocean Energy Co. Ltd. Hunchun Singocean Energy Co. Ltd enjoys the right of exclusive investing and constructing, the right of exclusive gas supplying by pipe gas, the right of exclusive maintaining and repairing for the equipment for 50 years.

2.2.2 Party A should establish the headquarters for the gas supply project in Hunchun.

2.2.3 The other preferential policies except “the preferential policies for Implementation the Strategy of great development in western China in Yanbian Chaoxian Autonomous State”, which Party B enjoys during the constructing time, would be discussed by both parties.

2.2.4 Party A orders that all new construction and under construction would be installed gas pipe from now on.

2.2.5 Party A guarantees the investment and legitimate rights and interests of Party B.

2.2.6 Party A supports Party B to organize the project according to the implementation plan.

2.2 Responsibility for Party B:

2.2.1 Party B guarantees the quality of gas and supplying gas on time.

2.2.2 Party B would construct by stages and invest in accordance with planed users every year. Within 10 days upon signing the agreement Party B would start the project and complete the gas project for 30,000 users within 3 years. The project for 10,000 users would be completed in first years. The project for other 20,000 users would be completed by phases.

2.2.3 The amount of connection fee is 2,600 RMB per user. The gas supply price is 2.88 RMB per m3 .

2.2.4 Party B signs the long time agreement of supplying gas with users.

3. Collection and Settlement of connecting fee

3.1 Party A permit Hunchun Urban Credit Association to collect the connection fee of gas supply project.

3.2 Under the leader of headquarters of Hunchun gas supply project Hunchun Urban Credit Association responds for collecting the connection fee.

3.3 Headquarters of Hunchun gas supply project formulates the implementation means for collecting the connection fee.

3.4 Project A collects the connection fee in accordance with the project phase of Party B. Party A would complete the collection with 30% of total connection fee(26 million RMB) , when Party B would complete the in-house construction project for 10,000 users. Party A would complete the collection with 30% of total connection fee(26 million RMB) , when Party B would complete the out-house construction project for 10,000 users. Party A would complete the collection with 40% of total connection fee(26 million RMB) , when Party B would complete the main pipeline construction project for 10,000 users. Hunchun Urban Credit Association would register the users per month or half month and transfer it to Party B with original documents. The collected connection fee by Party A must be completely transferred to the indicated account of Party B in Hunchun Urban Credit Association.

3.5 After the pipe gas supply project has been successfully examined by the related organization on 10th, December every year, the connection fee would be transferred to the indicated account of Party B in Hunchun Urban Credit Association.

3.6 Hunchun Urban Credit Association responds for collection the connection fee of 30,000 users for 3 years. Party B would pay the headquarters the cost of salary, and so on.(100,000RMB for collecting connection fee of 10,000 users)

4. This agreement is made and entered into this on 9 of February, 2004 by and between Party A and Party B.

5. This agreement will be executed after both parties signed and sealed. Both parties take two copies.